Exhibit 99.1

Boost Run Announces Warrant Redemption

Redemption price set at $0.01 per warrant; exercise window closes 5:00 p.m. New York City time on August 20, 2026

NORTHBROOK, IL. & NEW YORK — July 27, 2026 — Boost Run, Inc. (Nasdaq: BRUN) (“Boost Run” or the “Company”) today announced that, on July 21, 2026, it delivered a notice of redemption to the registered holders of all of the Company’s outstanding warrants to purchase shares of the Company’s Class A common stock, par value $0.0001 per share, issued under the Warrant Agreement, dated as of November 7, 2024, by and between Willow Lane Acquisition Corp. and Continental Stock Transfer & Trust Company, as warrant agent, as assumed or otherwise made applicable to the Company in connection with the business combination.

The Company will redeem any such warrants that remain outstanding and unexercised at 5:00 p.m., New York City time, on August 20, 2026, for a redemption price of $0.01 per warrant. Holders may exercise their warrants for cash at any time after delivery of the notice of redemption and prior to 5:00 p.m., New York City time, on August 20, 2026. Each whole warrant entitles the holder to purchase one share of the Company’s Class A common stock at an exercise price of $11.50 per share, subject to adjustment in accordance with the Warrant Agreement.

Holders who wish to exercise their warrants should follow the procedures set forth in the notice of redemption and, if their warrants are held through a broker, bank or other nominee, should immediately contact that broker, bank or other nominee for instructions. Exercise of the warrants is voluntary and requires action by the holder and/or the holder’s broker, bank or other nominee. Warrants that are not properly exercised before 5:00 p.m., New York City time, on August 20, 2026, will be redeemed for $0.01 per warrant, and holders of unexercised warrants will have no further rights with respect to those warrants except to receive the redemption price upon surrender of the warrants.

A copy of the notice of redemption has been mailed to registered holders of the warrants and contains additional information regarding the redemption and exercise procedures, including the procedures for delivery of exercise materials to Continental Stock Transfer & Trust Company, the warrant agent.

As of July 24, 2026, the Company has received gross cash proceeds of $58.8m related to exercise of public warrants. The amount reflects that approximately 45% of total public warrants have been exercised. Should all remaining outstanding warrants be exercised under the terms noted above, the Company would expect to receive an additional $73.1m in gross cash proceeds, bringing total proceeds to $131.9m.

About Boost Run, Inc.

Boost Run, Inc. (Nasdaq: BRUN) is an NVIDIA Preferred Cloud Provider that has also achieved NVIDIA Exemplar Cloud status on the NVIDIA Blackwell architecture. The Boost Run platform provides GPU compute, CPU nodes, managed Kubernetes orchestration, and shared storage through an intuitive management console and a robust API layer. Enterprises rely on Boost Run to power their most demanding AI workloads with the performance, security, and reliability their operations require. Boost Run maintains SOC 2 Type II, HIPAA, ISO 27001, and ISO 27701 certifications at the operator level, and partners with data center facilities that uphold equivalent security and compliance standards.

For more information, visit https://boostrun.com/.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements include, without limitation, statements regarding the Company’s warrant exercise program; the number of public warrants outstanding; the Company’s expected use of proceeds from warrant exercises; the potential impact of warrant exercises on the Company’s capital structure, warrant overhang, trading liquidity, financial flexibility and growth strategy; the Company’s plans to invest in AI cloud infrastructure, HPC capacity and GPU capacity; customer demand for AI compute; the Company’s engagement with management, its sponsor syndicate and other stakeholders; and any future disclosures regarding material developments. Forward-looking statements are based on the Company’s current expectations, estimates, assumptions and beliefs and are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied by such statements.

These risks and uncertainties include, among others, risks related to the willingness and ability of warrant holders to exercise warrants; the Company’s ability to realize expected benefits from warrant exercises; market, trading and other conditions affecting the Company’s securities; changes in demand for AI cloud infrastructure, HPC solutions and GPU capacity; the Company’s ability to execute its growth strategy; the Company’s ability to access capital on favorable terms or at all; competitive, technological and operational risks; and the risks and uncertainties described in the Company’s filings with the U.S. Securities and Exchange Commission, including under the heading “Risk Factors.” Forward-looking statements speak only as of the date of this press release. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts

Investor Relations Contact

The Blueshirt Group

Scott McCabe, Managing Director

Cassidy Fullerton, Director

(212) 871-3927

investors@boostrun.com

Media Contact

Boost Run, Inc.

(847) 489-3367

press@boostrun.com